Exhibit 2.13

SECOND AMENDMENT TO
ASSET PURCHASE AGREEMENT

This Second Amendment to the Asset Purchase Agreement (the “Amendment”), is made and entered into as of this 6th day of February, 2003, by and among InterCept, Inc., a Georgia corporation (the “Parent”); Internet Billing Company, LLC, a Georgia limited liability company formerly known as Intercept Billing Company, LLC (the “Purchaser”; the Parent and the Purchaser are sometimes together referred to as the “Intercept Parties”); IB Holding Company, Ltd., a Florida limited partnership formerly known as Internet Billing Company, Ltd. (“iBill”); and IB Holding Corp., a Florida corporation formerly known as Internet Billing Corp. (“iBill Corp.”; iBill and iBill Corp. are collectively referred to in this Amendment as “Sellers”). Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

Recitals:

WHEREAS, the parties entered into that certain Asset Purchase Agreement dated March 19, 2002 and that certain First Amendment to Asset Purchase Agreement dated April 8, 2002 (together, the “Purchase Agreement”); and

WHEREAS, the parties desire to amend the Purchase Agreement as described herein;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements of the parties provided below, the parties to this Amendment, intending to be legally bound, do hereby agree as follows:

1.        Termination of Escrow and Disbursement of Funds. Pursuant to the Purchase Agreement, Sellers, the Intercept Parties, and Wachovia Bank, National Association (formerly known as First Union National Bank, a national banking association), as escrow agent (“Escrow Agent”) entered into that certain Escrow Agreement dated April 8, 2002 (as amended as of October 9, 2002, the “Escrow Agreement”). The Escrow Agreement shall be terminated on the date of this Amendment, and the funds held by Escrow Agent ($10,431,997.73 as at January 31, 2003, plus interest thereon since that date) shall be disbursed to the parties as follows: (a) $7,982,000 to the Parent; and (b) the balance to iBill. To effectuate this agreement, the applicable parties or their agents shall concurrently herewith deliver to Escrow Agent a joint direction in the form attached hereto as Attachment 1.1.

2.        Assumption by the Parent of Certain iBill Liabilities.

2.1     Representations of Sellers. Each Seller hereby represents that as of the date hereof, it has not (since April 8, 2002) received any written demand for payment, or formal notice of assessment, of a fine or penalty from Visa, MasterCard, American Express, JCB, Diner’s Club, Discover (collectively, the “Card Associations”) or First Data Corporation (“First Data”) for activities prior to April 8, 2002. Sellers note that there have been continuing written, oral and electronic communications with the Card Associations and First Data concerning possible fines or penalties, including specifically fines or penalties for March 2002 held “in suspension” by Visa. Sellers represent that since September 1, 2002, there has been no communication between Albert Angel or Eric Cherry, on the one hand, and First Data or any Card Associations, on the other hand, related to such fines or penalties. For purposes of the first sentence in this Section 2.1, there shall be imputed to Sellers only the knowledge of (a) its current directors (other than Garrett M. Bender), who are listed on Schedule 2.1 hereto, and (b) its current officers, who are Albert Angel, Eric Cherry and Lance Eisenberg.

2.2     Representations of the Parent. The Parent hereby represents that as of the date hereof, it has not (since April 8, 2002) received any written demand for payment, or formal notice of assessment, of a fine or penalty from the Card Associations or First Data for activities prior to April 8, 2002. The Parent notes that there have been continuing written, oral and electronic communications with the Card Associations and First Data concerning possible fines or penalties, including specifically fines or penalties for March 2002 held “in suspension” by Visa.

2.3     Assumption of Liability by the Parent. The Parent hereby assumes liability for, and shall indemnify, defend and hold harmless Sellers, their successors and assigns, and the directors, partners, officers, employees and agents of each for, from and against, any and all claims, demands, actions, causes of action, assessments, losses, damages, liabilities, costs and expense, including reasonable fees and expenses of counsel, other expense of investigation, handling, and litigation, and settlement amounts, together with interest and penalties related to or resulting from, any and all claims that may be made by First Data, InterCept Payment Solutions, Inc. (“IPX,” formerly named Electronic Payment Exchange, Inc.), or the Card Associations related to both pre-Closing activities of iBill and post-Closing activities of the Purchaser in respect of transactions processed through iBill and the Purchaser, respectively, during such periods. For this purpose, with respect to pre-Closing activities of iBill only, “claims that may be made by First Data or IPX” means and shall be limited to (a) claims by First Data or IPX against iBill or the Purchaser for indemnification for claims assessed against First Data or IPX by the Card Associations in respect of transactions processed by First Data or IPX; or (b) claims by First Data related to instances of noncompliance by iBill or the Purchaser with Card Association regulations for which First Data is permitted, under a contract with iBill or the Purchaser, to impose a charge or fine of a specified amount per Chargeback. If a specific obligation to indemnify arises, the parties agree that such indemnification shall be pursued in accordance with the provisions of Section 9.4 of the Purchase Agreement as if the Parent were the Obligor thereunder, which provisions are incorporated by reference herein.

3.        Earnout Is Terminated. The earnout provisions in Exhibit 3.3 to the Purchase Agreement are hereby terminated, and the Purchaser shall no longer have any liability in that regard. (The mutual releases in Section 7.1 below relieve each party for all obligations under the Purchase Agreement except as provided in Section 7.2, including the obligation to make earnout payments, but for avoidance of doubt, the parties desire to make this term explicit.)

4.        Certain Matters Related to Noncompetition Agreements. Notwithstanding the mutual releases in Section 7.1 below, the Noncompetition, Nondisclosure and Nonsolicitation Agreements of Messrs. Angel and Cherry dated March 19, 2002 shall remain in effect. If the Parent sells the Purchaser or all or substantially all of the Purchaser’s assets to a third party that is not an Affiliate of InterCept, then Mr. Cherry and Mr. Angel shall no longer be bound by their Noncompetition, Nondisclosure and Nonsolicitation Agreements dated March 19, 2002.

5.        Efforts to Obtain Release of iBill by First Data Corporation and Others. The InterCept Parties shall use commercially reasonable efforts to cooperate with iBill in its efforts to obtain a release from First Data, but such release shall not be a condition to the effectiveness of any term of this Amendment. If either of the InterCept Parties obtains a release from First Data, such InterCept Party shall use commercially reasonable efforts to have Sellers included in such release to the same extent as such InterCept Party. If the InterCept Parties shall sell the business or substantially all the assets of the Purchaser and obtain a release or indemnity from the purchaser in connection therewith, the InterCept Parties shall use commercially reasonable efforts to have Sellers included in such release or indemnity to the same extent as the InterCept Parties.

6.        Debitpayments.com. The mutual releases described in Section 7.1 below shall not be construed to extinguish (i) the Purchaser’s option to acquire from iBill a 19.9% interest in Debitpayments.com, LLC, a Tennessee limited liability company (“Debitpayments”), as referenced in the Debitpayments Term Sheet (Exhibit 8.27 to the Purchase Agreement); (ii) the Purchaser’s obligations under the Debitpayments Term Sheet; or (iii) iBill’s obligations to make payments to the Purchaser as provided in paragraph 3 of the Debitpayments Term Sheet. iBill shall have the right to transfer its interest in Debitpayments to any persons or entities who or which are either presently an equity owner of Debitpayments or an affiliate of an equity owner of Debitpayments, but subject to the terms of said option; upon any such assignment, the transferee shall assume and iBill shall be released from its obligations under the Debitpayments Term Sheet, including without limitation the payments due under paragraph 3 thereof. In addition, the agreements entitled “Development and Processing Agreement DebitPayments.Com, LLC, Toccata, Inc. and Internet Billing Company, Ltd.” and “Additional Development and Processing Agreement, DebitPayments.Com, LLC And Internet Billing Company, Ltd.” in effect at the closing of the Purchase Agreement shall remain in force.

7.        Mutual Releases.

7.1     Terms of Mutual Releases. In consideration of Sections 1 through 3 above, and expressly subject to Section 7.2 below, each of Sellers on one hand and the InterCept Parties on the other hand (collectively, as applicable, the “Seller Releasing Parties” and the “InterCept Releasing Parties”) shall irrevocably, unconditionally, and fully release and forever discharge, and covenants not to sue or otherwise institute or cause to be instituted or in any way participate in legal or administrative proceedings against, the other and each of the other party’s subsidiaries and affiliates, and their respective directors, managers, officers, shareholders, partners, employees, agents, successors and assigns (collectively, as applicable, the “Seller Released Parties” and the “InterCept Released Parties”), of and from any and all debts, demands, actions, causes of action, suits, claims, judgments, damages, costs, expenses, attorneys’ fees, penalties, obligations and liabilities, of every kind, character, nature and description, whether now known or unknown, suspected or claimed, whether vested, fixed or contingent, whether at law or in equity (collectively, “Losses”), that any of the applicable Releasing Parties ever had or now has for, upon or by reason of any agreement (written or oral), matter, cause, event, occurrence, or state of facts whatsoever made, occurring or taking place at any time on or prior to the date hereof that relate to the Purchase Agreement and the transactions contemplated thereby. Sellers acknowledge that the InterCept Parties have incurred certain legal and related costs in connection with their evaluation of whether they were entitled to make claims against the funds placed in escrow under the Escrow Agreement, and those expenses and related claims shall be covered by the foregoing release.

7.2     Certain Exceptions to Mutual Releases.

(a)     The release by Sellers of the InterCept Released Parties shall be void and of no effect if the representations of the Parent in Section 2.2 are false in any material respect.

(b)     In the event that the representations of Sellers in Section 2.1 are false in any material respect, then: (i) the Parent shall be responsible under Section 2.3, above, for no more than $7,982,000 of Covered Fines (as hereinafter defined); (ii) the InterCept Parties’ release of Sellers under Section 7.1, above, shall be deemed modified to permit the InterCept Parties to recover from Sellers Covered Fines in excess of $7,982,000; (iii) “Covered Fines” means those fines or penalties imposed by First Data or the Card Associations which are attributable to the pre-Closing activities of Sellers; and (iv) for purposes of clauses (i) and (ii), fines or penalties for which indemnification was made out of the Penalty Escrow prior to the date hereof shall not count against the $7,982,000 amount.

(c)     The following provisions of the Purchase Agreement shall remain in effect: 2.1 (Assumed Liabilities); 2.2 (Liabilities Not Assumed) (except as provided in Section 2.3 of this Amendment above); 8.1 (Cooperation); 8.4 (Records); 8.5 (Use of Name); 8.7 (Tax Matters); 8.10 (Confidentiality); 8.12 (Funds Received After Closing); 8.17 (Termination of Sellers’ 401(k) Plan); and 8.27 (Debitpayments).

(d)     The release in Section 7.1 by the InterCept Parties of the Seller Released Parties shall not apply to any individual who is an employee of either or both of the InterCept Parties or who was such an employee at any time after April 8, 2002.

(e)     The covenants and agreements set forth in this Amendment remain in full force and effect and are not intended to be released hereby.

8.        Miscellaneous Provisions.

8.1     Contents of Agreement; Parties in Interest; etc. This Amendment, which includes the schedules, exhibits and the other documents, agreements, certificates and instruments executed and delivered pursuant to or in connection with this Amendment (collectively, the “Amendment Documents”) sets forth the entire understanding and agreement of the parties hereto with respect to the transactions contemplated hereby. It shall not be assigned, amended, or modified except by written instrument duly executed by each of the parties hereto. Any and all prior or contemporaneous negotiations, agreements, representations, warranties, and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded in their entirety by this Amendment and the other Amendment Documents and shall not create any liability on the part of any party hereto in favor of any other party (or parties), except as otherwise expressly set forth in this Amendment and in the other Amendment Documents. Each party confirms that it has not issued a Required Notice or any other notice of claim under Article 9 of the Purchase Agreement. The Parent is able to pay its debts as they become due in the ordinary course of its business.

8.2     Waiver. Any term or provision of this Amendment may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

8.3     Georgia Law to Govern. THIS AMENDMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES.

8.4     Binding Effect; No Benefit to Others. The representations, warranties, covenants, and agreements contained in this Amendment are binding upon and are for the sole benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns, and nothing contained in this Amendment or the other Amendment Documents shall be construed as conferring any rights on any other persons.

8.5     Headings, Gender. All section headings contained in this Amendment are for convenience of reference only, do not form a part of this Amendment and shall not affect in any way the meaning or interpretation of this Amendment. Words used in this Amendment, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

8.6     Schedules and Exhibits. All exhibits and schedules referred to in this Amendment are incorporated in this Amendment by reference and are intended to be and hereby are specifically made a part of this Amendment.

8.7     Severability. The invalidity or unenforceability of any provision of this Amendment in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.8     Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

8.9     Assistance of Counsel. The InterCept Parties on the one hand, and the Sellers on the other hand, acknowledge that they have had the assistance of counsel in negotiating and preparing the terms of this Amendment; therefore, this Amendment shall be construed without regard to any presumption or other rule requiring construction against the party causing the Amendment to be drafted.

8.10   Time of the Essence. Time is of the essence of this Amendment.

8.11   Actions and Proceedings. The InterCept Parties and the Sellers consent to the exclusive jurisdiction and venue of state or Federal courts having a situs in Fulton County, Georgia in any action or judicial proceeding brought by the Sellers to enforce, construe or interpret this Amendment or the other Amendment Documents. The Sellers and the InterCept Parties consent to the exclusive jurisdiction and venue of state or Federal courts having a situs in Miami-Dade or Broward Counties, Florida, in any action or judicial proceeding brought by the InterCept Parties to enforce, construe or interpret this Amendment or the other Amendment Documents. The Parties agree that any forum other than as provided above is an inconvenient forum and that a suit (or non-compulsory counterclaim) brought by a party against another in a jurisdiction other than as set forth herein should be forthwith dismissed or transferred to a court located in the jurisdiction prescribed herein. The reasonable attorney’s fees of the parties prevailing in any action or judicial proceeding brought by a party to enforce, construe or interpret this Amendment or the other Amendment Documents shall be paid by the non-prevailing party in such dispute.

8.12   Execution by Facsimile. Any party may deliver an executed copy of this Amendment and any documents contemplated hereby by facsimile transmission to another party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Amendment or of such other documents.

8.13   Survival of Representations, Warranties, Covenants and Agreements. The Sellers and the InterCept Parties have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Amendment. The representations, warranties, covenants, and agreements of the Sellers and the InterCept Parties contained in this Amendment will survive the execution of this Amendment.

[Signatures begin on next page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment on the date first written above.

“INTERCEPT PARTIES” “Parent” InterCept, Inc.
By:	/s/ Scott R. Meyerhoff

Name:	Scott R. Meyerhoff
Title:	Chief Financial Officer, Senior Vice President, and Secretary

“Purchaser” Internet Billing Company, LLC
By:	InterCept, Inc., its sole member and manager
By:	/s/ Scott R. Meyerhoff

Name:	Scott R. Meyerhoff
Title:	Chief Financial Officer, Senior Vice President, and Secretary

“iBILL” IB Holding Company, Ltd.,
By:	IB Holding Corp., its general partner
By:	/s/ Albert J. Angel

Name:	Albert J. Angel
Title:	President

“iBill Corp.” IB Holding Corp.
By:	/s/ Albert J. Angel

Name:	Albert J. Angel
Title:	President

CONSENT AND ACKNOWLEDGEMENT

The following entities were parties to the Purchase Agreement as “Sellers” but are now direct or indirect subsidiaries of the Parent or the Purchaser. The following entities have duly executed this Amendment on the date first written above to evidence their consent to and acknowledgement of this Amendment so as to comply with Section 11.1 of the Purchase Agreement, but they are not otherwise parties to it.

“iBill CA” iBill California, LLC
By:	/s/ Scott R. Meyerhoff

Name:	Scott R. Meyerhoff

Title:	CFO

“Liberty” Liberty Merchant Services, LLC
By:	/s/ Scott R. Meyerhoff

Name:	Scott R. Meyerhoff

Title:	CFO

“iBill Technologies” iBill Technologies LLC
By:	/s/ Scott R. Meyerhoff

Name:	Scott R. Meyerhoff

Title:	CFO

“iBill Corp. (Delaware)” iBill Corp.
By:	/s/ Scott R. Meyerhoff

Name:	Scott R. Meyerhoff

Title:	CFO

“iBill Corp. (Delaware)” iBill Corp.
By:	/s/ Scott R. Meyerhoff

Name:	Scott R. Meyerhoff

Title:	CFO

“iBill GAP” iBill GAP, LLC
By:	/s/ Scott R. Meyerhoff

Name:	Scott R. Meyerhoff

Title:	CFO

“CSR” CSR Billing.com, LLC
By:	/s/ Scott R. Meyerhoff

Name:	Scott R. Meyerhoff

Title:	CFO